Exhibit 99.1

Unilife Appoints David Hastings as Chief Financial Officer

YORK, Pa., Jan. 12 2015 / PRNewswire/ — Unilife Corporation (NASDAQ: UNIS and ASX: UNS), a leading developer and supplier of injectable drug delivery systems, today announced the appointment of David Hastings, a veteran finance executive with deep experience in the bio-pharmaceutical industry, as Chief Financial Officer. Mr. Hastings will be joining the Company on February 23rd and will report to Unilife Chairman and CEO Alan Shortall.

Mr. Hastings most recently served as Chief Financial Officer at Incyte Corporation between 2003 and 2014. Incyte, with a market capitalization of approximately $12.0 billion, is a leading biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs, primarily for oncology. Mr. Hastings played an important role in Incyte’s evolution from early stage drug discovery into a financially robust commercial business with an FDA approved oncology drug and a strong clinical pipeline. During his time as CFO Incyte experienced significant increases in revenue and market capitalization.

During his 30 year career, including 15 years as a CFO in the biopharmaceutical industry, Mr. Hastings has held senior financial leadership roles at companies such as ArQule, Inc., Genzyme (now a wholly owned subsidiary of Sanofi), and PriceWaterhouseCoopers. He is a Certified Public Accountant.

Dennis Pyers, who has been with Unilife since 2010 will continue to serve as interim CFO until February 23rd, 2015, and will then remain at Unilife as Senior Vice-President and Controller reporting to Mr. Hastings.

Mr. Alan Shortall, Chairman and CEO at Unilife, said: “The appointment of David Hastings completes our goal to appoint a high-performance CFO with the deep business experience to support our rapid emergence as the global leader for injectable drug delivery systems. David’s proven track record of delivering revenue growth, optimizing the balance sheet and maximizing shareholder value make him the ideal candidate to lead our financial strategy. In addition to welcoming David to our leadership team, I would like to thank Dennis Pyers for his excellent ongoing work since 2010, and for serving as interim CFO during this transition period,” Mr. Shortall said.

Mr. Hastings said: “I am incredibly excited to be joining Unilife at this point in the Company’s history. Unilife has built an impressive team of dedicated people focused on technologies that have the potential to optimize the delivery of injectable therapies. I share the Company’s passion for improving the lives of patients, and in creating significant long-term value for its shareholders.”

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s portfolio of innovative, differentiated products includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Products within each platform are customizable to address specific customer, drug and patient requirements. Unilife’s global headquarters and manufacturing facilities are located in York, PA. For more information, visit www.unilife.com or download the Unilife IR app on your iPhone, iPad or Android device.

General: UNIS-G

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Investor / PR Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Lynn Piper	Jeff Carter
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation
P: + 1 212-682-6300	P: + 1 415-513-1281	P: + 61 2 8346 6500

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com